Issuer Free Writing Prospectus
Dated June 22, 2010
Filed Pursuant to Rule 433
Registration Statement No. 333-165458
Second Step Conversion and Offering June 2010

Forward Looking Statements This presentation is for informational purposes only and does not constitute an offer to sell nor a solicitation of an offer to buy shares of common stock of Oneida Financial Corp. The offer is made only by the prospectus as supplemented by the prospectus supplement. 2 Please refer to the prospectus dated May 14, 2010 and the prospectus supplement dated June 22, 2010. Oneida Financial Corp. has filed a registration statement (including a prospectus) and prospectus supplement with the Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the prospectus supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and prospectus supplement if you request it by calling toll-free 1-877-673-7038. The shares of common stock of Oneida Financial Corp. are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

Forward Looking Statements 3 This presentation contains forward-looking statements, which can be identified by the use of words such as "estimate," "project," "believe," "intend," "anticipate," "plan," "seek," "expect" and words of similar meaning. These forward-looking statements include, but are not limited to: statements of our goals, intentions and expectations; statements regarding our business plans, prospects, growth and operating strategies; statements regarding the asset quality of our loan and investment portfolios; and estimates of our risks and future costs and benefits. These forward-looking statements are based on current beliefs and expectations of our management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward- looking statements: general economic conditions, either nationally or in our market areas, that are worse than expected; competition among depository and other financial institutions; changes in the interest rate environment that reduce our margins or reduce fair value of financial instruments; adverse changes in the securities markets; changes in laws or government regulations or policies affecting financial institutions, including changes in regulatory fees and capital requirements; our ability to enter new markets successfully and capitalize on growth opportunities; our ability to successfully integrate acquired entities, if any; changes in consumer spending, borrowing and savings habits; changes in accounting policies and practices, as may be adopted by the bank regulatory agencies and the Financial Accounting Standards Board; our ability to continue to increase and manage our commercial and residential real estate, multi-family, and commercial and consumer loans; possible impairments of securities held by us; the level of future deposit premium assessments; the impact of the current recession on our loan portfolio (including cash flow and collateral values), investment portfolio, customers and capital market activities; the impact of the current government effort to restructure the U.S. financial and regulatory system; changes in the financial performance and/or condition of our borrowers; and changes in our organization, compensation and benefit plans. Because of these and other uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements. Please see "Risk Factors" beginning on page 21 of the prospectus.

4 Issuer: Oneida Financial Corp. Listing / Ticker: Nasdaq Global Market / "ONFC" (1) Price Per Share: $8.00 Shares Offered: 3,346,875 - 5,207,344 (2) Gross Proceeds: $26.8 million - $41.7 million (2) Subscription & Community Results: Yet to be announced Pro Forma Market Value: $48.5 million - $75.5 million (2) Maximum Purchase Limitations: (Individual / Group) $1,000,000 / $1,500,000 Bookrunner: Stifel Nicolaus Expected Close / Pricing: Early July 2010 Shares currently trade on the Nasdaq Capital Market. For the first 20 trading days after the closing, shares will trade under the symbol "ONFCD." Based on the range from the minimum to the adjusted maximum of the independent valuation appraisal. Based on offer price of $8.00 per share. Offering Summary

Company Profile The Oneida Savings Bank, founded in 1866 is headquartered in Oneida, New York Reorganized from mutual institution to a two- tiered mutual holding company structure in 1998 Since 1998, Oneida Financial Corp. has grown its traditional community banking franchise organically and through acquisitions of bank and non-bank companies Primary operating segments and business lines include: 5 Banking Full service retail and commercial community bank Municipal deposit banking services Insurance Employee benefits consulting Risk management services * At the midpoint of the offering range. ** In May 2010, Oneida entered into a contract to sell the South Utica branch office. Total assets: $596.3 million Pro forma market cap: $57.1 million* Number of banking offices: 12** Number of FTE employees: 316

Franchise Overview 6 Corporate Headquarters 182 Main Street Oneida, New York Oneida Savings Bank operates 12 full service banking offices in New York State. Bailey & Haskell Associates and Benefit Consulting Group serve clients in New York State and beyond, including: Bailey & Haskell Associates New Jersey North Carolina South Carolina Florida Benefit Consulting Group Pennsylvania Massachusetts Connecticut New Jersey Washington, D.C. Virginia

Market Area Overview 7 Oneida operates 12 full-service community banking locations in Madison, Oneida and Onondaga counties, New York. Oneida's non-bank subsidiaries operate through 5 financial service offices locations in New York and 1 financial service office in South Carolina 30 miles east of Syracuse, New York and 20 miles west of Utica, New York The markets in which Oneida operates demonstrate favorable unemployment characteristics and stable household income trends Diverse economy with health care, college/university, financial, insurance and tourism/recreation the most prominent sectors. Largest employers include: Oneida Indian Nation's Turning Stone Casino and Resort Oneida Health Care Center Colgate University and Morrisville College Small to mid-sized businesses generally support the local economies Household income projected to grow at rates in excess of the State of New York average as well as the national average

8 Second Step Conversion Mechanics Oneida Financial, MHC (owns 55% of common stock) Public Stockholders (own 45% of common stock) The Oneida Savings Bank Current Structure Oneida Financial - New The Oneida Savings Bank Public Stockholders (own 100% of common stock) Post Conversion Structure The Oneida Savings Bank Oneida Preferred Funding Corp. State Bank of Chittenango Bailey & Haskell Associates, Inc. Benefit Consulting Group, Inc. Workplace Health Solutions, Inc. Oneida Financial Corp.

Reasons for the Conversion - Why Now? Optimizing future growth opportunities Continue to execute proven business model Consolidation opportunities in current and new markets Improve capital strength in a difficult economic and regulatory environment Support organic growth through community-oriented focus Enhance existing products and services Provide new products and services Improve shareholder returns Fully public structure provides increased structural flexibility in an uncertain regulatory environment 9

Experienced Management Team 10 Oneida's management team is comprised of experienced individuals that have operated through various credit cycles and have executed Oneida's organic and strategic growth strategy

Business Strategy 11 Continue community oriented focus Expanding geographic reach through: De novo branching Complementary acquisitions in existing and contiguous markets Improve earnings and diversify income sources Community banking Financial service subsidiaries Continue conservative underwriting and maintain strong asset quality Growing loan portfolios Emphasis on commercial real estate and commercial business loans Continue origination of one-to-four family real estate loans Grow core deposit base

Building Shareholder Value 12 Since its initial public offering in 1998, Oneida has significantly outperformed the S&P 500 and Nasdaq Bank Index. In addition, Oneida has provided shareholder value through stock splits, stock repurchases and dividends.

Financial Highlights

Asset Growth 14 Oneida has implemented a balanced growth strategy over the past several years resulting in a CAGR of 7.6% Since December 1998, Oneida has grown its balance sheet at a CAGR of 12.5%

Growth of Oneida's Franchise since 1998 15 Organic growth 61% of our balance sheet growth 2 de novo branch openings 3 subsidiary office openings Creation of Workplace Health Solutions Merger and acquisition growth 39% of our balance sheet growth Community banking - 2 whole bank acquisitions - 5 branches Insurance and financial service company acquisitions - 7 acquisitions

Diversified Loan Portfolio 16 Over the past several years, Oneida has grown its portfolio by 5% on a CAGR basis and improved its asset mix with a balanced and diversified loan portfolio In addition, Oneida's practice of selling substantially all of the one-to-four family fixed rate loans it originates and generally retaining all adjustable rate loans positions Oneida favorably in terms of interest rate risk and rising rate environment At March 31, 2010 Adjustable Rate Loans as a % of Portfolio* Total Real Estate = 53.9% Total Consumer = 0.4% Total Commercial = 5.8% Total Adjustable Rate = 60.1% Fixed Rate Loans as of % of Portfolio* Total Real Estate = 18.7% Total Consumer = 14.0% Total Commercial = 7.2% Total Fixed Rate = 39.9% Total Loans: $295.5 million * As of December 31, 2009

Securities Portfolio 17 Oneida maintains a diversified, high quality securities portfolio totaling $179 million Over the past several years Oneida has taken OTTI charges on several securities, primarily trust preferred securities and corporate debt Oneida performs impairment analyses on these securities quarterly March 31, 2010

Asset Quality Trends 18 Oneida's credit profile has remained strong with solid reserve coverage levels Oneida's credit quality has outperformed peers throughout the economic downturn NPAs/Assets Appraisal peer group comprised of BFED, ESBK, ESSA, FSBI, HARL, NFSB, ROME, THRD, WFD, WVFC. Financial data for peers as of 3/31/10.

Improved Funding Base 19 Oneida has demonstrated strong deposit growth while improving its funding profile through the execution of its strategy to generate core deposits and reduce its reliance on wholesale borrowings Over the past several years total deposits have grown 12.9% on a CAGR basis $378,456 $380,081 $456,687 $478,535 $520,365 $529,016 Total Deposits and Borrowings ($000)

Operating Segment Overview 20 Since 1998, though its partnerships and acquisitions of other lines of business, Oneida has expanded its operations to offering a full suite of banking, insurance, consulting and risk management services to its retail and business customers

Strong Core Profitability 21 Oneida has been profitable every quarter since its IPO in 1998 except for 2008Q3 Strong profitability trends supported by quality earnings due to an improved asset and funding mix in banking operations as well as growth in the insurance, benefit consulting and risk management operating segments * 2008Q3, excludes $6.4 million decrease in trading account income

Use of Proceeds 22 Oneida Financial Corp. and The Oneida Savings Bank intends to use the proceeds from the offering for the following: To invest in securities To fund new loans To fund a loan to the employee stock ownership plan To finance the possible acquisition of financial institutions or other financial service companies, including insurance agencies To enhance existing products an services and develop new products and services To pay dividends to shareholders To repurchase shares of outstanding common stock

Investment Merits

Investment Merits Community-oriented bank with highly experienced management team Managed company through different credit cycles Executed various bank and non-bank acquisitions Track record of creating shareholder value 83.6% in stock price appreciation for Oneida's original investors* Pro forma 6% annual dividend yield based on $8.00 per share offer price Balanced and diversified revenue stream from multiple operating segments Strong asset quality track record and reserve coverage levels Strong core deposit base Diversified loan portfolio Internal and external growth opportunities post-transaction 24 * As of June 21, 2010

Offering Summary

Offering Overview 26

Valuation Overview 27 Appraisal peer group comprised of BFED, ESBK, ESSA, FSBI, HARL, NFSB, ROME, THRD, WFD, WVFC. Financial data for peers as of 3/31/10; Market data for peers as of 6/21/10. Unlike operating results for many financial institutions during the economic downturn, Oneida has consistently demonstrated profitability Compared to the peer group prepared by RP Financial, Oneida's valuation represents a discount of 22.0% at the midpoint of the offering range on a price to earnings basis